Exhibit 99.1

ZiLOG, Inc.
6800 Santa Teresa Boulevard
San Jose, CA 95119

February 12, 2008

Riley Investment Management, LLC
11100 Santa Monica Boulevard, Suite 810
Los Angeles, CA  90025
Attention:  Bryant Riley

Ladies and Gentlemen:

I am writing this letter on behalf of the Board of Directors (the "Board") of ZiLOG, Inc. ("ZiLOG") to respond to your letter of February 6, 2008, supporting the $4.50 per share proposal that Universal Electronics Inc. ("UEI") submitted to our Board on January 11, 2008.  We value the input of all of our stockholders; however, in this instance we are unclear whether your comments were made from your perspective as a ZiLOG stockholder, from your perspective as a potential acquiror of ZiLOG in partnership with UEI or from your perspective as UEI's investment banker.  Regardless, we would welcome having a discussion to address your questions or concerns.

Your February 6, 2008 letter expresses disappointment over our Board's refusal to accept the  UEI proposal.  It appears that you attempted to discredit this decision by implying that our non-employee Board members placed their own self-interests as directors ahead of the interests of ZiLOG's stockholders.  The ZiLOG Board has never allowed their own personal interests to take precedence over the best interests of the company and its stockholders.  Our directors understand their responsibilities and duties to stockholders and have consistently made decisions which they believe, in their good faith business judgment, are in the best interest of all the stockholders.  This includes the decision of our Board favoring execution of our corporate strategy over selling the company to UEI at this time for an amount that does not reflect the value and benefits of that corporate strategy.  However, our Board has never been closed to alternatives that better serve the interests of our stockholders, including a possible sale of the company.  Indeed, our Board's policy and practice has always been to evaluate each credible proposal to acquire the company, which is precisely what happened in the case of the UEI proposal.

On January 11, 2008, UEI sent us a one-paragraph letter setting forth the UEI proposal.  We subsequently learned that UEI, consistent with its desire to acquire only ZiLOG's remote business, had entered into a Coordination Agreement with one of your affiliates (Riley

Investment Partners Master Fund, L.P.) whereby UEI and your affiliate agreed to split the ZiLOG business.  As a result, we view the UEI proposal as having been jointly made by UEI and Riley.

Our senior management and Board took the UEI proposal seriously.  We promptly retained outside legal counsel and an investment bank, prepared a thorough analysis of our business (including an independent valuation analysis performed by our investment bank), convened multiple board meetings, spoke by phone with UEI and its investment banker, B. Riley & Co., on multiple occasions and even traveled to Southern California to meet with them.  After our valuation analysis of the UEI proposal was complete, we promptly scheduled a meeting with UEI to share our perspective on valuation, including supporting detail and how we arrived at our decision, and to hear their perspective as well.  We felt this meeting was crucial in order for UEI to have an informed view of our business segments and our prospects.  UEI cancelled the meeting just one hour before it was supposed to start.  We believe UEI has no interest in the valuation analysis of ZiLOG's overall business.

While we acknowledge that the UEI proposal for $4.50 per share represents a premium above the closing price of ZiLOG's common stock on the date before it was made public, we also recognize that (i) this premium is calculated based on a stock price which has closed lower on only three other days in the last twelve months, (ii) the intraday twelve-month high for ZiLOG's common stock is more than 35% higher than the proposed offer and (iii) the offer represents only a 10% premium to average closing price for the last year.  We further recognize that, when adjusted to exclude ZiLOG's unrestricted cash on hand, the UEI proposal assigns an enterprise value to ZiLOG of about $3.46 per share. Additionally, prior to the announcement of the UEI proposal, B. Riley & Co.'s own analyst had a price target for ZiLOG's common stock at $6 per share and the other analyst covering ZiLOG had an $8 price per share target.  We should note that those price targets were established with financial projections for ZiLOG's fiscal year ending March 2009 which are significantly lower than the revenue, adjusted EBITDA and earnings per share guidance ZiLOG provided on its most recent earnings call.  I also note that these prices do not include a control premium for the entire company.

We certainly understand UEI's strong interest in our remote business.  We believe that it is an extremely unique strategic asset that UEI desires to acquire as a means of increasing its own profitability, competitive position and growth.  Due to the remote business's strategic importance in its ecosystem, one could argue that if it was a standalone business, it would be valued substantially higher than implied in the UEI proposal.

Additionally, while we appreciate your perspectives as a shareholder, we also recognize that, as a partner in the proposed UEI transaction, you would be making a significant new capital investment in ZiLOG (approximately $30 million versus your current investment of approximately $3.9 million).  We suspect that you would expect to generate a return from that new investment, one that we view could be at the expense of our current shareholders.

In the last several years under the direction of our board (all of whom joined us after our bankruptcy) and more recently, with the guidance of our new CEO, ZiLOG has successfully restructured itself into a fabless manufacturing model (a transition which has resulted in a loss of wafer foundry revenue), invested in research and development to broaden our portfolio of products, hired a new and experienced marketing team, and hired a new sales-focused management team to drive revenue growth.  We paid down our bank debt and have a significant net cash position, $18.1 million in cash and cash equivalents as of December 29, 2007.  Our flash products have increased at double digit growth rates, and in fiscal year 2007 sales were $14.1 million, and our new 32-bit ARM-based business is expected to grow from $2 million in fiscal 2008 to over $10 million in fiscal year 2009.  Nine companies have designed in our 32-bit products and there are over 10 models currently shipping in production world-wide.  Our remote business continues to deliver a consistently positive contribution from its revenue stream that, despite your inaccurate claims of "channel stuffing," is subject to the same logistics and supply chain issues that our competitors are.

We note your skepticism of management's forecasting ability and disagree.  While no one can perfectly predict the future, ZiLOG believes that the assumptions underlying the guidance which was provided on our most recent earnings call are reasonable.

Your letter states that non-executive members of the Board have compensated themselves in an amount that you imply is excessive and substantially decreases shareholder value.  Again, we disagree.

While your letter notes that four non-executive members of ZiLOG's Board had combined compensation of nearly $400,000 in fiscal year 2007, you neglect to note that over half of their compensation was derived from the Black-Scholes value of stock-options and the fair market value of stock awards and not paid in cash.  The cash paid out to non-employee directors was approximately $191,000 during fiscal year 2007.  These stock and option awards did not negatively affect the company's cash flow, EBITDA or non-GAAP net earnings, metrics which Wall Street analysts typically use to value companies in addition to GAAP net earnings.  We are surprised by your statement that UEI's valuation would be $0.90 per share higher if we were to eliminate our board fees.  All of our director fees would be structurally eliminated if ZiLOG were acquired by UEI and Riley.

In May 2007, the company decided to evaluate its director compensation plan in light of current industry practices and trends, something it had not done for several years.  Also, our outside directors wanted to modify the split between cash and equity compensation so that the interests of the outside directors would be more closely aligned with the stockholders.  In May 2007, the compensation committee retained Compensia, Inc., a well-respected independent consulting firm, to evaluate its director compensation.  Compensia identified a peer group of companies.  They observed a general trend among companies in moving away from meeting-based fee structures and towards function- or role-based fee structures for board members.  Based on guidelines from Compensia and after careful review by the compensation committee of the Board, the compensation committee adopted, and the stockholders approved, a function- or role-based fee structure for director compensation.  For fiscal 2008, directors will receive fixed cash retainers for serving on the Board and any individual committees and only after the fourth irregular or special Board or committee meeting will members receive a meeting fee.  In fiscal 2008, the Board is scheduled to hold four Board meetings, 12 audit committee meetings, five compensation committee meetings and one nominating committee meeting.  Thus, a meeting fee would only be paid to members of the Board or those committees if there were more than eight Board meetings, 16 audit committee meetings, nine compensation committee meetings or five nominating committee meetings, respectively.  The payment of a fee for additional meetings significantly in excess of the expected number is to ensure that directors are compensated for unusual time commitments and is common for boards who have adopted a function-based fee structure.  If these new compensation arrangements had been in place at the beginning of ZiLOG's 2007 fiscal year, it would have resulted in a cash savings of $64,000.  Each of our directors has purchased shares of ZiLOG stock and two directors are currently electing to take their retainer entirely in stock.  We believe that our current director compensation plan is fair and reasonable, especially considering the extraordinary amount of time and effort that all of our outside directors devote to company affairs.

Our Board, after careful consideration and after conferring with senior management and the company's financial advisor, concluded that the UEI proposal undervalues ZiLOG largely because it does not reflect the value of the company's current corporate strategy.  In other words, the Board decided against exchanging the benefits of the company's corporate strategy for the short-term gain offered by the UEI proposal.

We wish to reiterate to you that the Board takes your interest in the company very seriously—both as a shareholder and a potential acquiror—and that we are always open to having a discussion to address any of your concerns or suggestions.

Respectfully,

ZiLOG, Inc.

By:	/s/ Darin G. Billerbeck
Darin G. Billerbeck, Chief Executive Officer

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